Exhibit 99.1

Republic Bancorp, Inc. Reports 51% Increase in Second Quarter Net Income

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 23, 2021--Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Republic Bancorp, Inc. (“Republic” or the “Company”) is pleased to report second quarter 2021 net income of $23.9 million, a 51% increase over the second quarter of 2020, resulting in Diluted Earnings per Class A Common Share (“Diluted EPS”) of $1.16. Year-to-date net income was $50.0 million, a $7.5 million, or 18%, increase from the same period in 2020, resulting in return on average assets (“ROA”) and return on average equity (“ROE”) of 1.57% and 11.86% for the first six months of 2021.

Steve Trager, Chair & CEO of Republic commented, “The impact of the COVID-19 pandemic has created, and continues to create, a challenging operating environment for all banks across the country. Despite these challenges, we continued to produce solid results during the quarter, as our overall net income increased substantially over the second quarter of 2020.

During the quarter we announced an agreement to sell our Tax Refund Solutions (“TRS”)(1) business to Green Dot Corporation (“Green Dot”) for $165 million. As a result of the Green Dot agreement, the TRS business is presented as discontinued operations in our financial results. In addition to the announced Green Dot agreement, TRS’s second quarter 2021 results of operations had a positive, significant increase over the linked first quarter of 2021 and the second quarter of 2020. As a result of various stimulus-related responses to the COVID-19 pandemic, TRS refund transfer (“RT”) volume and Easy Advance (“EA”) loan volume for the first quarter of 2021 were down materially from the first quarter of 2020. In addition, the season began approximately two weeks later than its normal start date and EA loan payoffs received from the U.S. Treasury were substantially behind the first quarter of 2020. During the second quarter of 2021, however, EA payoffs received from the U.S. Treasury increased dramatically, and as a result, we refined our EA loan loss estimates and credited our EA Provision(2) by $5.8 million, creating a $10.2 million positive swing in EA Provision from the second quarter of 2020 to the second quarter of 2021.

Within our Core Banking(3) operations, a solid performance by our Warehouse Lending (“Warehouse”) segment and strong PPP(4) fee revenue within our Traditional Banking segment offset industry-wide headwinds to net interest margin and mortgage banking production, keeping Core Bank net income approximately level with the first quarter of 2020. In addition, a major storyline for Republic and all other banks continues to be the record level of deposit growth. We ended the second quarter with $5.0 billion in deposits, a 6% increase since December 31, 2020 and a 33% increase since December 31, 2019, just before the COVID-19 pandemic began.

I certainly couldn’t be prouder of the solid results we continue to produce in this uncertain operating environment. As we look ahead to the last half of 2021, a major focus for us will be our work to complete the TRS sale to Green Dot as well as finding the most optimal opportunity for the $165 million in proceeds from the sale. Within our Core Banking operations, overhead expense control and combating the low interest rate environment’s impact to our net interest margin are two items at the very top of our focus list. The remainder of 2021 will have its fair share of challenges, but I am confident that we will continue to produce solid results for our shareholders in these unprecedented times,” concluded Trager.

The following table highlights Republic’s key metrics for the three and six months ended June 30, 2021 and 2020. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on July 23, 2021.

	Total Company Financial Performance Highlights
	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
(dollars in thousands, except per share data)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change

Income from Continuing Operations Before Income Tax Expense	$20,659	$22,208	$(1,549)	(7)%	$46,791	$39,622	$7,169	18%
Income from Discontinued Operations Before Income Tax Expense	9,902	(2,611)	12,513	NM	17,514	13,553	3,961	29
Income Before Income Tax Expense	$30,561	$19,597	$10,964	56%	$64,305	$53,175	$11,130	21%

Income from Continuing Operations, net of tax	$16,502	$17,755	$(1,253)	(7)%	$36,828	$32,069	$4,759	15%
Income from Discontinued Operations, net of tax	7,420	(1,951)	9,371	NM	13,147	10,432	2,715	26
Net Income	$23,922	$15,804	$8,118	51%	$49,975	$42,501	$7,474	18%

Diluted EPS from Continuing Operations	$0.80	$0.86	$(0.06)	(7)%	$1.78	$1.54	$0.24	16%
Diluted EPS from Discontinued Operations	0.36	(0.10)	0.46	NM	0.63	0.50	0.13	26
Diluted EPS	$1.16	$0.76	$0.40	53%	$2.41	$2.04	$0.37	18%

Return on Average Assets ("ROA")	1.49%	1.04%	NA	43%	1.57%	1.45%	NA	8%
ROA from Continuing Operations	1.03	1.17	NA	(12)	1.16	1.10	NA	5

Return on Average Equity ("ROE")	11.27%	7.93%	NA	42%	11.86%	10.79%	NA	10%
ROE from Continuing Operations	7.77	8.91	NA	(13)	8.74	8.14	NA	7

NA – Not applicable
NM – Not meaningful

Results of Operations for the Second Quarter of 2021 Compared to the Second Quarter of 2020

Core Bank(3) (Includes Continuing Operations Only)

Net income from Core Banking was $13.0 million for the second quarter of 2021, slightly less than the $13.2 million for the second quarter of 2020. With noninterest expense remaining relatively flat and well-managed from quarter to quarter, the slight decrease in Core Bank net income generally reflected decreases in net interest income and Mortgage Banking income, partially offset by a positive reduction in Provision.

Net Interest Income – Core Bank net interest income decreased to $44.7 million for the second quarter of 2021, a $775,000, or 2%, decline from the second quarter of 2020. This decline was driven primarily by the following:

  Traditional Bank net interest income decreased $757,000, or 2%, and the Traditional Bank’s net interest margin decreased 29 basis points to 2.97%. Excluding accreted PPP lender fees(5), Traditional Bank net interest income decreased $2.8 million, or 8%, from the second quarter 2020, as the Traditional Bank’s net interest margin, excluding PPP loans and related fees, declined from 3.31% for the second quarter of 2020 to 2.81% for the second quarter of 2021. The decline in the net interest margin was substantially driven by a 56-basis point decline in the Traditional Bank’s yield on its average interest-earning assets from the second quarter of 2020 to the second quarter of 2021, as the majority of the Traditional Bank’s growth in interest-earning assets during the previous 12 months was in lower-yielding cash instead of loans.
  Partially offsetting the Core Bank’s margin compression, the Core Bank recognized $3.7 million of fee income on its PPP portfolio during the second quarter of 2021 compared to $1.6 million of PPP-related fees during the same period in 2020. The $2.1 million increase in PPP fee income was driven significantly by the forgiveness, payoff, and paydown of $166 million of PPP loans during the second quarter of 2021. As of June 30, 2021, net PPP loans of $251 million remained on the Core Bank’s balance sheet, including $53 million in loan balances originated during 2020, $207 million in loan balances originated during 2021, and $9 million of unaccreted PPP lender fees reported as a credit offset to these originated balances. Unaccreted PPP lender fees will generally be recognized into income over the estimated remaining life of the PPP portfolio, with fee recognition accelerated if loans are forgiven or repaid earlier than estimated.
  Net interest income from the Core Bank’s Warehouse segment increased $261,000, or 4%, from the second quarter of 2020 to the second quarter of 2021 driven by an improved net interest margin within the Warehouse segment. Overall the net interest margin for the Warehouse segment improved from 3.01% during the second quarter of 2020 to 3.48% during the second quarter of 2021. The improved margin outweighed a decrease in average outstanding balances, which declined from $807 million during the second quarter of 2020 to $727 million for the second quarter of 2021, as home-mortgage refinancing dipped from record highs during 2020. Committed Warehouse lines-of-credit grew to $1.4 billion as of June 30, 2021 from $1.2 billion as of June 30, 2020, while average usage rates for Warehouse lines were 51% and 68%, respectively, during the second quarters of 2021 and 2020.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Jun. 30,			Three Months Ended Jun. 30,
Reportable Segment	2021	2020	Change	2021	2020	Change

Traditional Banking	$38,278	$39,035	$(757)	2.97%	3.26%	(0.29)%
Warehouse Lending	6,324	6,063	261	3.48	3.01	0.47
Mortgage Banking*	140	419	(279)	NM	NM	NM
Total Core Bank	$44,742	$45,517	$(775)	3.03%	3.23%	(0.20)%

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Jun. 30,				Jun. 30,
Reportable Segment	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change

Traditional Banking	$3,652,017	$3,883,753	$(231,736)	(6)%	$3,599,094	$3,935,823	$(336,729)	(9)%
Warehouse Lending	727,091	806,771	(79,680)	(10)	840,155	1,029,779	(189,624)	(18)
Mortgage Banking*	28,740	42,290	(13,550)	(32)	32,401	40,028	(7,627)	(19)
Total Core Bank	$4,407,848	$4,732,814	$(324,966)	(7)%	$4,471,650	$5,005,630	$(533,980)	(11)%

*Includes loans held for sale
NM – Not meaningful

Provision for Expected Credit Loss Expense – The Core Bank’s Provision swung to a net credit of $142,000 for the second quarter of 2021 from a net charge of $3.5 million for the second quarter of 2020. The net credit during the second quarter of 2021 was driven by the improved economic outlook as well as a decrease in general formula reserves for the Core Bank’s Warehouse Lending portfolio, as Warehouse period-end balances decreased from $866 million as of March 31, 2021 to $840 million as of June 30, 2021. The charge to the Provision during the second quarter of 2020 primarily reflected ongoing economic concerns and uncertainty driven by the COVID-19 pandemic. As of June 30, 2021, the Company’s Allowance(2) remained elevated compared to historical levels, in general, due to the continued uncertainty caused by the pandemic and the public response to it.

As a percentage of total loans, the Core Bank’s Allowance increased from 0.92% as of June 30, 2020 to 1.16% as of June 30, 2021. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Jun. 30, 2021			As of Jun. 30, 2020			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Increase

Traditional Bank, Less PPP	$3,348,160	$49,363	1.47%	$3,424,758	$43,177	1.26%	0.21%	17%
Plus: Paycheck Protection Program	250,934	—		511,065	—

Traditional Bank	$3,599,094	$49,363	1.37	3,935,823	43,177	1.10	0.27	25

Warehouse Lending	840,155	2,100	0.25	1,029,779	2,575	0.25	—	—

Total Core Bank	4,439,249	51,463	1.16	4,965,602	45,752	0.92	0.24	26

Total Republic Processing Group	114,949	8,828	7.68	99,201	9,345	9.42	(1.74)	(18)

Total Company	$4,554,198	$60,291	1.32%	$5,064,803	$55,097	1.09%	0.24%	22%

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:		Years Ended:
	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2021	2021	2020	2019	2018

Nonperforming loans to total loans	0.49%	0.49%	0.50%	0.54%	0.40%

Nonperforming assets to total loans (including OREO)	0.53	0.53	0.56	0.54	0.40

Delinquent loans* to total loans	0.22	0.19	0.21	0.30	0.22

Net charge-offs to average loans	—	0.03	0.03	0.11	0.06
(Quarterly rates annualized)

OREO = Other Real Estate Owned
*Loans 30-days-or-more past due

Noninterest Income – Core Bank noninterest income was $12.2 million during the second quarter of 2021, a decrease of $2.3 million, or 16%, from the second quarter of 2020. The decrease in noninterest income was driven primarily by the following:

  Mortgage Banking income decreased from $8.4 million for the second quarter of 2020 to $4.2 million for the second quarter of 2021. For the second quarter of 2021, the Core Bank originated $141 million in secondary market loans and achieved an average gain-as-a-percent-of-loans-sold during the period of 2.84%, with comparable originations of $219 million and comparable gains of 3.98% during the second quarter of 2020. Favorable market conditions drove a higher gain percentage for the Core Bank during the last nine months of 2020 and through February 2021, at which time the gain percentage began trending downward to more normal levels approaching 2.50%.
  Offsetting the decrease in Mortgage Banking income were increases in Service Charges on Deposits of $620,000 and Interchange Income of $643,000. These increases largely reflected a rise in consumer spending activity at substantially higher levels than the period of pandemic-driven restricted spending during the second quarter of 2020.
  The Core Bank’s Other Noninterest Income for the second quarter of 2021 also included a $399,000 non-recurring gain recognized from the sale of a former banking center in Hudson, Florida.

Noninterest Expense – Core Bank noninterest expense was $41.0 million for the second quarter of 2021 compared to $40.2 million for the second quarter of 2020. The increase in noninterest expense was driven primarily by the following:

  Salaries and Benefits increased from $23.3 million during the second quarter of 2020 to $24.2 million for the second quarter of 2021, driven primarily by annual merit increases and higher equity-based compensation.
  Technology, Equipment, and Communication expense increased $534,000, as the Core Bank strategically added 30 Interactive Teller Machines (“ITM”) over the previous 12 months, bringing its ITM fleet to over 70 ITMs as of June 30, 2021.
  Partially offsetting the increases above, Bank Franchise Tax expense decreased $497,000. As previously reported, Kentucky enacted HB354 in March 2019 and as a result, the Bank transitioned from a capital-based bank franchise tax to corporate income tax on January 1, 2021 for Kentucky state taxes.

Republic Processing Group(6) (Includes Continuing and Discontinued Operations)

Agreement to Sell Tax Refund Solutions Business to Green Dot

As previously disclosed, on May 13, 2021, the Bank entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Green Dot pursuant to which, upon the terms and subject to the conditions set forth therein, Green Dot will purchase substantially all of the assets and operations of the Bank’s Tax Refund Solutions business (the “Sale Transaction”). The Sale Transaction is conditioned on, among other things, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

On July 21, 2021, the Company and Green Dot received early termination of the waiting period under the HSR Act; therefore, the Company and Green Dot expect to complete the Sale Transaction within 30 days of this press release, subject to the satisfaction or waiver of the remaining customary conditions set forth in the Purchase Agreement.

As a result of the Purchase Agreement, results for the Company, RPG, and its TRS segment are presented within this press release to reflect continuing versus discontinued operations. RPG’s continuing operations include its Republic Credit Solutions (“RCS”) segment, its Republic Payment Solutions (“RPS”) division, and certain overhead costs previously allocated to TRS that will remain with RPG. Discontinued operations are those expected to transition to Green Dot as part of the sale.

Result of Operations

RPG reported net income from continuing operations of $3.5 million for the second quarter of 2021 compared to $4.5 million for the same period in 2020. The lower second quarter net income in 2021 was driven by a $3.0 million negative swing in Provision partially offset by a $1.0 million increase in revenue. These changes in Provision and revenue were primarily driven by volatility in the balances for RPG’s primary line-of-credit product offered through RCS. Balances on this product rose $1.1 million during the second quarter of 2021, driving higher general formula reserves, while balances decreased $6.7 million during the same quarter in 2020, driving lower general formula reserves. Balance volatility during both periods was generally impacted by Company marketing strategies and government stimulus programs.

Net income from RPG’s discontinued operations was $7.4 million during the second quarter of 2021 compared to a loss of $2.0 million during the same period in 2020. The $9.4 million positive swing in net income reflected significantly higher repayment rates on the Company’s Easy Advance loan product on a period-over-period basis and resulted in a credit to the Provision of $5.8 million during the second quarter of 2021 compared to a charge to the Provision of $4.4 million during the second quarter of 2020.

As a result of strong EA paydowns during the second quarter of 2021, the percent of unpaid EAs to total EAs originated dropped to 4.1% as of June 30, 2021, compared to 5.0% as of June 30, 2020, a favorable difference of 90 basis points. By comparison, the percentage of unpaid EAs was 12.3% as of March 31, 2021, compared to 6.8% as of March 31, 2020, representing an unfavorable difference of 550 basis points. The lower net charges to the Provision during the second quarter of 2021 and the lower unpaid EA balances as a percentage of EA originations as of June 30, 2021, resulted from repayment rates from the U.S. Treasury that significantly outpaced those during the second quarter of 2020.

In-line with its customary June 30th charge-off policy for EA loans, TRS completely charged-off all remaining unpaid EAs as of June 30, 2021. Any EA payment received after June 30th for the remainder of 2021 will be credited as a direct recovery to the Provision in the period it is received.

Total Company Income Taxes

The Company’s effective tax rate increased to 21.7% for the second quarter of 2021 compared to 19.4% for the same period in 2020. The higher effective rate during the second quarter of 2021 primarily reflected the Bank’s transition from a capital-based bank franchise tax to a Kentucky corporate income tax on January 1, 2021. The current Kentucky corporate income tax rate is 5%.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers throughout five states: twenty-eight banking centers in eight Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Company has $6.2 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, and other future conditions, including, but not limited to, the closing of the announced TRS sale to Green Dot, the timing of PPP loan forgiveness, and the impact of the COVID-19 pandemic. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2020. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)

Operations for the Company, its Republic Processing Group (“RPG”), and its Tax Refund Solutions (“TRS”) segment include discontinued and continuing operations. For all periods presented within this release and its supporting financial supplement, discontinued operations include results directly attributable to those operations the Company has agreed to sell to Green Dot. These discontinued operations have historically contained the majority of TRS’s revenue and expense. Continuing operations of the TRS segment include results for TRS’s Republic Payment Solutions (“RPS”) division and certain overhead costs that are expected to remain with RPG. Interest income and expense for continuing and discontinued operations also include intercompany interest charged and earned based on the Company’s funds transfer pricing methodology.

(2)	Provision – Provision for Expected Credit Loss Expense
Allowance – Allowance for Credit Losses on Loans

(3)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking, Warehouse Lending, and Mortgage Banking segments.

(4)	PPP – The U.S. Small Business Administration’s Paycheck Protection Program

(5)

Due to the short-term nature of the PPP, management believes Traditional Bank net interest income excluding PPP lender fees is a more appropriate measure to analyze the Traditional Bank’s net interest income and net interest margin. The following table reconciles Traditional Bank net interest income and net interest margin to Traditional Bank net interest income and net interest margin excluding PPP lender fees, a non-GAAP measure. Net interest margin excluding PPP lender fees presented below also excludes average PPP loans of $350 million and $387 million for the quarters ended June 30, 2021 and 2020.

	Net Interest Income				Net Interest Margin
	Three Months Ended Jun. 30,				Three Months Ended Jun. 30,
(dollars in thousands)	2021	2020	$ Change	% Change	2021	2020	Change

Traditional Banking - GAAP	$38,278	$39,035	$(757)	(2)%	2.97%	3.26%	(0.29)%
Less: PPP lender fees	3,676	1,599	2,077	130	0.16	(0.05)	0.21
Traditional Banking ex PPP lender fees - non-GAAP	$34,602	$37,436	$(2,834)	(8)%	2.81	3.31	(0.50)

(6) Republic Processing Group operations consist of the Tax Refund Solutions and Republic Credit Solutions segments.

NM – Not meaningful

NA – Not applicable

Contacts

Republic Bancorp, Inc.
Kevin Sipes
Executive Vice President & Chief Financial Officer
(502) 560-8628